Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG Systems Enters Into New Multi-Year Contract with EchoStar Communications

ENGLEWOOD, Colo. (December 1, 2005) CSG Systems (NASDAQ: CSGS), a leading global provider of customer care and billing solutions, today announced that it has extended its agreement with EchoStar Communications Corp. (NASDAQ: DISH), a leading U.S. provider of advanced digital television services.

In the new three-year agreement, CSG will continue to serve as the billing and customer care software solutions provider supporting EchoStar’s 11-plus million video subscribers of DISH Network™ satellite TV service.

CSG will provide customer care software and billing support for EchoStar’s customers and for customers of EchoStar’s alliance partners. Under the new agreement, CSG also will continue to provide print and mail services for EchoStar.

“We have been working with EchoStar for almost 10 years,” Mike Scott, president of CSG’s Broadband Services Division, said. “And over the years, we have worked extremely hard, day-in, day-out to ensure that we provide the highest quality service and solutions to EchoStar, its customers and its partners. We are pleased that EchoStar has demonstrated its commitment and its appreciation to CSG with this three-year extension.”

CSG began providing customer care and billing support to EchoStar in 1996, when the company first launched digital satellite service in the United States. Since that time, CSG has built a comprehensive team to support EchoStar’s day-to-day needs and to assist with ongoing strategic initiatives relating to billing and customer care.

“CSG is a trusted and valued partner of EchoStar’s,” said Rob Strickland, senior vice president and chief information officer at EchoStar. “CSG has been instrumental in our ability to continually provide the highest quality service to our customers and has a tremendous understanding of our business. As our business continues to grow and to evolve, we are pleased to count CSG among our strategic partners.”

Please see CSG’s most recently filed 8-K for further information regarding the terms of the contract.

About EchoStar Communications

EchoStar Communications Corporation (NASDAQ: DISH) serves more than 11.71 million satellite TV customers through its DISH Network(TM), and is a leading U.S. provider of advanced digital television services. DISH Network’s services include hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. EchoStar has been a leader for 25 years in satellite TV equipment sales and support worldwide. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 500 company.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is the leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American convergent broadband and direct broadcast satellite markets. CSG’s solutions support

‘some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com

For more information contact:
MEDIA:	INVESTORS:
Elise Brassell	Liz Bauer
CSG Systems International, Inc.	CSG Systems International, Inc.
Corporate Communications	SVP, Corp. Comm & IR
(303) 804-4962	(303) 804-4065

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